Exhibit 4(c)

UBS RMA Money Market Portfolio

(a series of UBS RMA Money Fund Inc.)

Effective as of March 1, 2011

UBS Global Asset Management (Americas) Inc.
1285 Avenue of the Americas
New York, New York 10019-6028

Re:  Fee Waiver Agreement

Ladies and Gentlemen:

1.             UBS RMA Money Market Portfolio (the “Portfolio”) is a series of UBS RMA Money Fund Inc., a Maryland corporation (the “Fund”).  UBS Global Asset Management (Americas) Inc. (“you”) serves as investment advisor and administrator to the Portfolio pursuant to an Investment Advisory and Administration Contract dated as of March 1, 2011 (the “Advisory Contract”).

2.             You hereby agree that you will cap the Fund’s aggregate management fee payable under the Advisory Contract and the service fees payable under the Portfolio’s Shareholder Services Plan so that the total of these two expenses does not exceed 0.50% of the Portfolio’s average daily net assets.  In the event that the Portfolio’s asset levels decrease precipitously, thus putting upward pressure on the effective management fee under the breakpoint schedule above, you will cap the fee payable under the Advisory Contract to the extent necessary to ensure that the effective management fee rate remains at 0.35%.

3.             This Agreement and the fee waiver contemplated hereby shall become effective as of March 1, 2011, and shall continue in effect unless it is terminated by a vote of a majority of those directors of the Fund who are not parties to the Advisory Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such termination, and (ii) by the Fund’s board or by vote of a majority of the outstanding voting securities of the Fund.

4.             This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this fee waiver agreement shall be in writing and signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance below and return the same to us.

Very truly yours,

UBS RMA MONEY FUND INC. on behalf of its

UBS RMA MONEY MARKET PORTFOLIO

By:	/s/ Mark. E. Carver
Mark. E. Carver
President

By:	/s/ Thomas Disbrow
Thomas Disbrow
Vice President & Treasurer

Accepted and agreed to by:

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Keith A. Weller
Keith A. Weller
Executive Director & Senior Associate
General Counsel

By:	/s/ Igor Lasun
Igor Lasun
Executive Director